Exhibit 99.1

China Jo-Jo Drugstores Reports Second Quarter 2020 Financial Results

HANGZHOU, China, November 14, 2019 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China, today announced its financial results for the second fiscal quarter ended September 30, 2019.

Mr. Lei Liu, Chief Executive Officer and Chairman of Jo-Jo Drugstores, commented, “We are pleased to announce our financial results for the second quarter of fiscal year 2020, with revenue increasing by 3.4% compared to the same period last year. We made great strides in boosting our business and optimizing our operation. As a result, our gross profit had a 15.5% increase and gross margin had a 2.4 percent points increase in the second quarter of 2019. We will continue executing our long-term growth strategy, improving our operations to deliver high quality services to our customers in a challenging and competitive environment.”

Second Quarter of Fiscal 2020 Financial Highlights

	For the Three Months Ended September 30,
($ millions, except per share data)	2019	2018	% Change
Revenue	28.35	27.41	3.4%
Retail drugstores	18.00	18.14	-0.7%
Online pharmacy	2.35	2.12	10.8%
Wholesale	8.00	7.15	11.9%
Gross profit	6.69	5.80	15.5%
Gross margin	23.6%	21.2%	2.4	pp*
Loss from operations	(1.62)	(1.64)	1.6%
Net loss	(1.35)	(1.60)	16.0%
Loss per share	(0.04)	(0.06)	33.3%

*	Notes: pp represents percentage points

●	Revenue increased by 3.4% to $28.35 million for the three months ended September 30, 2019 from $27.41 million for the same period of last year.

●	Gross profit increased by 15.5% to $6.69 million for the three months ended September 30, 2019 from $5.80 million for the same period of last year.

●	Gross margin increased by 2.4 percentage points to 23.6% from 21.2% for the same period of last year.

●	Net loss was $1.35 million, or $0.04 per basic and diluted share, for the three months ended September 30, 2019, compared to $1.60 million, or $0.06 per basic and diluted share, for the same period of last year.

Second Quarter of Fiscal 2020 Financial Results

Revenue

Revenue for the three months ended September 30, 2019 increased by $0.94 million, or 3.4%, to $28.35 million from $27.41 million for the same period of last year. The increase in revenue was primarily due to the growth in our wholesale business and online pharmacy.

	For the Three Months Ended September 30,
	2019			2018
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	18.00	12.47	30.7%	18.14	13.28	26.8%
Online pharmacy	2.35	2.03	13.6%	2.12	1.91	10.1%
Wholesale	8.00	7.16	10.6%	7.15	6.42	10.1%
Total	28.35	21.66	23.6%	27.41	21.61	21.2%

Revenue from the retail drugstores business decreased slightly by $0.14 million, or 0.7%, to $18.00 million for the three months ended September 30, 2019 from $18.14 million for the same period of last year, due to the RMB’s dramatic depreciation against the USD from the three months ended September 30, 2018.

Revenue from the online pharmacy business increased by $0.23 million, or 10.8%, to $2.35 million for the three months ended September 30, 2019 from $2.12 million for the same period of last year. The increase was primarily attributable to an increase in sales via e-commerce platforms such as Tmall, offset slightly by a decline in sales via the Company’s official site. Popular products at reasonable prices are key to success in our online business. In order to promote the Company’s sales, the Company focused on selecting medical equipment tailored to the demands of local customers.

Revenue from the wholesale business increased by $0.85 million, or 11.9%, to $8.00 million for the three months ended September 30, 2019 from $7.15 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased slightly by $0.05 million, or 0.2%, to $21.66 million for the three months ended September 30, 2019 from $21.61 million for the same period of last year. Gross profit increased by $0.89 million, or 15.5%, to $6.69 million for three months ended September 30, 2019 from $5.80 million for the same period of last year. Overall gross margin increased by 2.4 percentage points to 23.6% for the three months ended September 30, 2019, from 21.2% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 30.7%, 13.6%, and 10.6%, respectively, for the three months ended September 30, 2019. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 26.8%, 10.1%, and 10.1%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $1.27 million, or 24.2%, to $6.49 million for the three months ended September 30, 2019 from $5.22 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increases in labor costs related to the Company’s store expansions and rising local cost of living.

General and administrative expenses decreased by $0.40 million, or 17.7%, to $1.82 million for the three months ended September 30, 2019 from $2.22 million for the same period of last year. In the three months ended September 30, 2018, the Company recorded additional bad debt allowance of $0.63 million. In comparison, the Company recorded additional bad debts allowance of $0.01 million in the three months ended September 30, 2019.

Loss from operations was $1.62 million for the three months ended September 30, 2019, compared to $1.64 million for the same period of last year. Operating margin was negative 5.7% for the three months ended September 30, 2019, compared to negative 6.0% for the same period of last year.

Net loss

Net loss was $1.35 million, or $0.04 per basic and diluted share for the three months ended September 30, 2019, compared to net loss of $1.60 million, or $0.06 per basic and diluted share for the same period of last year.

Six Months Ended September 30, 2019 Financial Highlights

	For the Six Months Ended September 30,
($ millions, except per share data)	2019	2018	% Change
Revenue	53.63	50.18	6.9%
Retail drugstores	34.74	34.10	1.9%
Online pharmacy	4.79	4.14	15.7%
Wholesale	14.10	11.93	18.2%
Gross profit	12.75	11.41	11.7%
Gross margin	23.8%	22.7%	1.1	pp*
Loss from operations	(4.38)	(2.21)	-98.3%
Net loss	(3.73)	(2.30)	-62.0%
Loss per share	(0.10)	(0.08)	-25.0%

*	Notes: pp represents percentage points

●	Revenue increased by 6.9% to $53.63 million for the six months ended September 30, 2019 from $50.18 million for the same period of last year.

●	Gross profit increased by 11.7% to $12.75 million for the six months ended September 30, 2019 from $11.41 million for the same period of last year.

●	Gross margin increased by 1.1 percentage points to 23.8% from 22.7% for the same period of last year.

●	Net loss was $3.73 million, or $0.10 per basic and diluted share, for the six months ended September 30, 2019, compared to $2.30 million, or $0.08 per basic and diluted share, for the same period of last year.

Six Months Ended September 30, 2019 Financial Results

Revenue

Revenue for the six months ended September 30, 2019 increased by $3.45 million, or 6.9%, to $53.63 million from $50.18 million for the same period of last year. The increase in revenue was primarily due to the growth in wholesale business and online pharmacy.

	For the Six Months Ended September 30,
	2019			2018
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	34.74	24.15	30.5%	34.10	24.44	28.3%
Online pharmacy	4.79	4.13	13.9%	4.14	3.65	11.9%
Wholesale	14.10	12.60	10.7%	11.93	10.68	10.5%
Total	53.63	40.88	23.8%	50.18	38.77	22.7%

Revenue from the retail drugstores business increased by $0.64 million, or 1.9%, to $34.74 million for the six months ended September 30, 2019 from $34.10 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management services, incremental Direct-to-Patient (“DTP”) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $0.65 million, or 15.7%, to $4.79 million for the six months ended September 30, 2019 from $4.14 million for the same period of last year. The increase was primarily attributable to an increase in sales via e-commerce platforms such as Tmall, offset slightly by the decline in sales via the Company’s official site.

Revenue from the wholesale business increased by $2.17 million, or 18.2%, to $14.10 million for the six months ended September 30, 2019 from $11.93 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $2.11 million, or 5.4%, to $40.88 million for the six months ended September 30, 2019 from $38.77 million for the same period of last year. Gross profit increased by $1.34 million, or 11.7%, to $12.75 million for the six months ended September 30, 2019 from $11.41 million for the same period of last year. Overall gross margin increased by 1.1 percentage points to 23.8% for the six months ended September 30, 2019, from 22.7% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 30.5%, 13.9%, and 10.7%, respectively, for the six months ended September 30, 2019. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 28.3%, 11.9%, and 10.5%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $2.60 million, or 26.4%, to $12.45 million for the six months ended September 30, 2019 from $9.85 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increases in labor costs related to the Company’s store expansions and rising local cost of living.

General and administrative expenses increased by $0.91 million, or 24.0%, to $4.68 million for the six months ended September 30, 2019 from $3.77 million for the same period of last year. The bad debt expense related to the Company’s accounts receivable decreased by approximately $0.1 million due to certain aged accounts. Additionally, in order to better reflect the attributes of expenses, certain clinic labor expenses, which were originally allocated to G&A expense are now allocated to selling expense in the six months ended September 20, 2019.

Loss from operations was $4.38 million for the six months ended September 30, 2019, compared to $2.21 million for the same period of last year. Operating margin was negative 8.2% for the six months ended September 30, 2019, compared to negative 4.4% for the same period of last year.

Net loss

Net loss was $3.73 million, or $0.10 per basic and diluted share for the six months ended September 30, 2019, compared to net loss of $2.30 million, or $0.08 per basic and diluted share for the same period of last year.

Financial Condition

As of September 30, 2019, the Company had cash of $17.40 million, compared to $9.32 million as of March 31, 2019. Net cash provided by operating activities was $0.97 million for the six months ended September 30, 2019, compared to net cash used in operating activities of $2.92 million for the same period of last year. Net cash used in investing activities was $1.45 million for the six months ended September 30, 2019, compared to $0.39 million for the same period of last year. Net cash provided by financing activities was $6.38 million for the six months ended September 30, 2019, compared to net cash used in financing activities of $2.19 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. In addition, Jo-Jo Drugstores cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	March 31,
	2019	2019
ASSETS
CURRENT ASSETS
Cash	$17,395,116	$9,322,463
Restricted cash	11,890,053	15,422,739
Financial assets available for sale	156,128	180,928
Notes receivable	76,922	177,278
Trade accounts receivable	7,243,629	8,692,514
Inventories	12,177,952	13,955,202
Other receivables, net	4,861,492	4,438,230
Advances to suppliers	1,368,114	1,950,252
Other current assets	1,286,855	2,063,375
Total current assets	56,456,261	56,202,981

PROPERTY AND EQUIPMENT, net	8,043,511	8,727,358

OTHER ASSETS
Long-term investment	11,760	24,243
Farmland assets	722,384	825,259
Long term deposits	1,367,267	2,157,275
Other noncurrent assets	1,111,490	1,196,197
Operating lease right-of-use assets	15,706,120	-
Intangible assets, net	3,731,008	3,597,323
Total other assets	22,650,029	7,800,297

Total assets	$87,149,801	$72,730,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	23,606,067	23,106,230
Notes payable	21,383,423	25,951,673
Other payables	2,774,674	3,197,221
Other payables - related parties	315,034	795,179
Customer deposits	1,447,720	771,942
Taxes payable	278,908	125,859
Accrued liabilities	873,708	1,264,182
Long-term loan-current potion	233,480	-
Current portion of operating lease liabilities	2,267,705	-
Total current liabilities	53,180,719	55,212,286

Long-term loan	428,047	-
Long term operating lease liabilities	11,785,742	-
Purchase option and warrants liability	54,828	465,248
Financial liability	77,048	81,935
Total liabilities	65,526,384	55,759,469

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 32,936,786 and 28,936,778 shares issued and outstanding as of September 30, 2019 and March 31, 2019	32,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2019 and March 31, 2019	-	-
Additional paid-in capital	54,209,301	44,905,664
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(33,947,382)	(30,587,468)
Accumulated other comprehensive income	1,567,391	2,508,964
Total stockholders’ equity	23,171,356	18,165,206
Noncontrolling interests	(1,547,939)	(1,194,039)
Total equity	21,623,417	16,971,167
Total liabilities and stockholders’ equity	$87,149,801	$72,730,636

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2019	2018	2019	2018

REVENUES, NET	$28,353,779	$27,409,046	$53,634,563	$50,181,612

COST OF GOODS SOLD	21,660,415	21,611,945	40,879,761	38,767,708

GROSS PROFIT	6,693,364	5,797,101	12,754,802	11,413,904

SELLING EXPENSES	6,485,848	5,223,523	12,454,399	9,850,501
GENERAL AND ADMINISTRATIVE EXPENSES	1,823,935	2,215,484	4,675,547	3,770,012
TOTAL OPERATING EXPENSES	8,309,783	7,439,007	17,129,946	13,620,513

LOSS FROM OPERATIONS	(1,616,419)	(1,641,906)	(4,375,144)	(2,206,609)

INTEREST INCOME	340,514	26,060	388,387	73,232
OTHER INCOME(LOSS), NET	(72,225)	94,582	(134,710)	(20,359)

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	6,865	(81,866)	410,420	(88,840)

LOSS BEFORE INCOME TAXES	(1,341,265)	(1,603,130)	(3,711,047)	(2,242,576)

PROVISION FOR INCOME TAXES	5,702	(415)	14,090	56,754

NET LOSS	(1,346,967)	(1,602,715)	(3,725,137)	(2,299,330)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	122,004	15,298	365,223	66,060

NET (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(1,224,963)	(1,587,417)	(3,359,914)	(2,233,270)

Foreign currency translation adjustments	(536,335)	(1,448,661)	(941,573)	(827,027)

COMPREHENSIVE LOSS	$(1,883,302)	$(3,051,376)	$(4,666,710)	$(3,126,357)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	32,936,786	28,936,778	32,696,348	28,936,778
Diluted	32,936,786	28,936,778	32,696,348	28,936,778

EARNINGS PER SHARES:
Basic	$(0.04)	$(0.06)	$(0.10)	$(0.08)
Diluted	$(0.04)	$(0.06)	$(0.10)	$(0.08)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,725,137)	$(2,299,330)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	767,250	890,576
Depreciation and amortization	1,051,907	557,930
Stock based compensation	34,560	71,427
Change in fair value of purchase option derivative liability	(410,420)	88,840
Accounts receivable, trade	555,289	(833,992)
Notes receivable	92,655	32,528
Inventories and biological assets	975,170	(1,587,645)
Other receivables	(206,247)	(800,686)
Advances to suppliers	(106,790)	(611,849)
Other current assets	(1,031,185)	469,985
Long term deposit	682,504	18,851
Other noncurrent assets	13,791	(139,597)
Accounts payable, trade	1,938,015	(603,967)
Other payables and accrued liabilities	(568,457)	1,305,221
Customer deposits	744,912	773,748
Taxes payable	165,692	(253,496)
Net cash (used in) operating activities	973,509	(2,921,456)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	14,457	88,897
Purchase of financial assets available for sale		(91,099)
Acquisition of equipment	(374,992)	(142,681)
Increase in intangible assets	(462,266)	-
Investment in a joint venture	-	-
Additions to leasehold improvements	(622,464)	(244,047)
Net cash used in investing activities	(1,445,265)	(388,930)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from third parties loan	682,692
Proceeds from notes payable	21,745,277	16,177,514
Repayment of notes payable	(24,862,363)	(18,290,325)
Proceeds from equity financing	9,273,077	7,667
Repayment of other payables-related parties	(458,002)	(84,543)
Net cash provided by (used in) financing activities	6,380,681	(2,189,687)

EFFECT OF EXCHANGE RATE ON CASH	(1,368,958)	(2,243,149)

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	4,539,967	(7,743,222)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	24,745,202	31,452,191

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$29,285,169	$23,708,969

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$28,777	$57,460